Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-110020 and 333-207193) of United Technologies Corporation of our report dated June 26, 2019 relating to the financial statements and supplemental schedule of the United Technologies Corporation Employee Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
June 26, 2019